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Exhibit 10.6

CAREY CREDIT INCOME FUND
DISTRIBUTION REINVESTMENT PLAN

        1.    Participation; Agent.    Carey Credit Income Fund's Distribution Reinvestment Plan ("Plan") is available to shareholders of record of the common shares ("Common Shares") of Carey Credit Income Fund (the "Fund"). DST Systems, Inc. ("DST") acting as agent for each participant in the Plan, will apply cash distributions that become payable to such participant on shares of Fund Common Shares (including shares held in the participant's name and shares accumulated under the Plan), to the purchase of additional whole and fractional shares of Fund Common Shares for such participant.

        2.    Eligibility and Election to Participate.    Participation in the Plan is limited to registered owners of Fund Common Shares. The Fund's board of trustees (the "Board") reserves the right to amend the Plan in the future to permit voluntary cash investments in Common Shares pursuant to the Plan. A participating shareholder is required to include all of the shares owned by such shareholder in the Plan. Any shareholder may elect to participate in the Plan at any time by completing and executing a subscription agreement, authorization form, or such other similar form, as authorized by the Fund or DST. Participation in the Plan will commence with the next distribution paid after receipt of the shareholder's notice, and to all distributions thereafter, provided such notice is received at least 15 Business Days (as defined below) prior to the last day of the calendar month. For purposes of the Plan, "Business Day" means any day except Saturday, Sunday, or any day commercial banks are closed pursuant to federal law.

        3.    Share Purchases.    In making purchases for the accounts of participants, DST may commingle the funds of one participant with those of other participants in the Plan. All shares purchased under the Plan will be held in the name of each participant. Purchases will be made directly from the Fund at the net asset value ("NAV") per share of the Fund's Common Shares, as determined by Carey Credit Advisors, LLC (the "Administrator") or another firm the Fund chooses for that purpose.

        4.    Timing of Purchases.    DST will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid (except where necessary to comply with applicable securities laws) by the Fund. If, for any reason beyond the control of DST, reinvestment of the distributions cannot be completed within 30 days after the applicable distribution payment date, participants' funds held by DST will be distributed to the participant.

        5.    Account Statements.    No less frequently than quarterly, DST will provide to each participant an account statement showing the cash distribution, the number of shares purchased with the cash distribution, and the year-to-date and cumulative cash distributions paid.

        6.    Expenses.    There will be no direct expenses to participants for the administration of the Plan. Administrative fees associated with the Plan will be paid by the Fund.

        7.    Taxation of Distributions.    The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions.

        8.    Share Certificates.    No share certificates will be issued to a participant.

        9.    Voting of Shares.    In connection with any matter requiring the vote of the Fund's shareholders, each participant will be entitled to vote all of the whole shares held by the participant in the Plan. Fractional shares will not be voted.

        10.    Absence of Liability.    Neither the Fund nor DST shall have any responsibility or liability as to the value of the Fund's shares, any change in the value of, the shares acquired for any participant's account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither the Fund nor DST shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant's participation in the Plan upon such participant's death prior to the date of receipt of such notice, and (b) with respect to the time and prices at which shares are purchased for a participant. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED. Similarly, the Fund and DST have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

        11.    Termination of Participation.    A participant may terminate participation in the Plan at any time by written instructions to that effect to DST. To be effective on a distribution payment date, the notice of termination and termination fee must be received by DST at least 15 Business Days before that distribution payment date. Upon receipt of notice of termination from the participant, DST may also terminate any participant's account at any time in its discretion by notice in writing mailed to the participant.

        12.    Amendment, Supplement, Termination, and Suspension of Plan.    This Plan may be amended, supplemented, or terminated by the Fund at any time by the delivery of written notice to each participant at least 10 Business Days prior to the effective date of the amendment, supplement, or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, DST receives written notice of termination of the participant's account. Amendment may include an appointment by the Fund or DST with the approval of the Fund of a successor agent, in which event such successor shall have all of the rights and obligations of DST under this Plan. The Fund may suspend the Plan at any time without notice to the participants.

        13.    Governing Law.    This Plan and the authorization form signed by the participant (which is deemed a part of this Plan) and the participant's account shall be governed by and construed in accordance with the laws of the State of New York, provided that the foregoing choice of law shall not restrict the application of any state's securities laws to the sale of shares to its residents or within such state. This Agreement may be amended only in writing.

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  Exhibit 10.6
CAREY CREDIT INCOME FUND DISTRIBUTION REINVESTMENT PLAN